UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 20, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 20, 2005, SCOLR Pharma, Inc. entered into a Manufacture, License and Distribution Agreement with Perrigo Company of South Carolina, Inc.

Under the agreement, we granted a license to our controlled delivery technology CDT® to Perrigo for the manufacture, marketing, distribution, sale and use of specific dietary supplement products in the United States. In addition, Perrigo may request that we develop additional dietary supplement products that use this technology to be added to the agreement. Subject to certain exceptions described in the agreement, the license we granted to Perrigo is exclusive. We will receive royalties based on a percentage of Perrigo’s net profits derived from the sales of licensed products under the agreement.

The term of the agreement, on a product-by-product basis, is for ten years based on the anniversary date of the introduction of each product covered by the agreement. The Agreement will automatically renew for successive one year periods thereafter unless either party terminates the agreement under specific terms outlined in the agreement. We have the right under certain circumstances to terminate the agreement with respect to a particular product after five years. In addition, either party may terminate the agreement with respect to all products or an affected product in the event of a material breach or default by the other party which has not been cured according to the terms of the agreement or in the event of the other party’s insolvency.

A copy of the press release we issued in connection with this agreement is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release of SCOLR Pharma, Inc. dated October 20, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: October 21, 2005	By:	/s/ DANIEL O. WILDS
Daniel O. Wilds
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of SCOLR Pharma, Inc. dated October 20, 2005.

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